EXHIBIT 99.1
1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:
David Rubinger	Pam Stevens
Equifax Inc.	TALX Corporation
(404) 885-8555	(314) 214-7235
david.rubinger@equifax.com	pstevens@talx.com
EQUIFAX AND TALX JOINTLY ANNOUNCE EXPIRATION OF
HART-SCOTT-RODINO WAITING PERIOD
     ATLANTA and ST. LOUIS (April 6, 2007) – Equifax Inc. (NYSE: EFX) and TALX Corporation (NASDAQ: TALX) jointly announced today the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed merger of TALX with a wholly-owned subsidiary of Equifax.
     The expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions to Equifax’s acquisition of TALX. Consummation of the merger remains subject to other customary closing conditions, including approval of the merger by shareholders of TALX at a meeting to be held May 15, 2007.
About Equifax
Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.
Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability. Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more. We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.
Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 5,000 people in 14 countries through North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.
About TALX
TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of

Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in the Nasdaq Global Select Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
Additional Information and Where to Find It
     In connection with the proposed transaction, a registration statement of Equifax has been filed with the SEC. Equifax and TALX shareholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about Equifax, TALX, and the proposed transaction. The final proxy statement/prospectus will be mailed to shareholders of TALX. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (when available) as well as other filed documents containing information about Equifax and TALX, without charge, at the SEC’s web site (http://www.sec.gov). Free copies of Equifax’s SEC filings are also available on Equifax’s website (www.equifax.com) and free copies of TALX’s SEC filings are also available on TALX’s website (www.talx.com). Free copies of Equifax’s filings also may be obtained by directing a request to Equifax, Investor Relations, by phone to (404) 885-8000, in writing to Jeff Dodge, Vice President—Investor Relations, or by email to investor@equifax.com. Free copies of TALX’s filings may be obtained by directing a request to TALX Investor Relations, by phone to (314) 214-7252, in writing to Janine A. Orf, Director of Finance, or by email to jorf@talx.com.
     This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Participants in the Solicitation
     Equifax, TALX and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from TALX’s shareholders with respect to the proposed transaction. Information regarding the directors and executive officers of Equifax is included in its definitive proxy statement for its 2006 Annual Meeting of Shareholders filed with the SEC on April 12, 2006. Information regarding the directors and officers of TALX is included in the definitive proxy statement for TALX’s 2006 Annual Meeting of Shareholders filed with the SEC on July 24, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the registration statement and proxy statement/prospectus and other materials filed with the SEC in connection with the proposed transaction.